Exhibit 10.44

BRECA L.L.C.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

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ii

BRECA L.L.C.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of BRECA L.L.C., a Delaware limited liability company (the “Company”), dated as of May 1, 2009 by and among Blackstone Holdings III L.P., a Québec société en commandite (the “Managing Member” or “Holdings”), the other members of the Company as set forth in the books and records of the Company, and such other persons that are admitted to the Company as members after the date hereof in accordance herewith.

W I T N E S S E T H

WHEREAS, the Limited Liability Company Agreement of the Company, dated as of April 24, 2009, constitutes the existing limited liability company agreement of the Company (the “Existing Agreement”);

WHEREAS, the parties hereto wish to amend and restate the Existing Agreement in its entirety as hereinafter set forth.

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:

“Admission Letter” has the meaning set forth in Section 7.4.

“Affiliate” means, with respect to any Person, any other Person that either, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended and restated from time to time.

“BCE Agreement” means the limited partnership agreement, limited liability company agreement or other governing document of any limited partnership, limited liability company or other entity named or referred to in the definition of any of “BFREP,” “BFIP,” “BFMEZP,” “BFCOMP” or “Other Blackstone Collateral Entity,” as such limited partnership agreement, limited liability company agreement or other governing document may be amended, supplemented, restated or otherwise modified to date, and as such limited partnership agreement, limited liability company agreement or other governing document may be further amended, supplemented, restated or otherwise modified from time to time, and any other Blackstone Collateral Entity limited partnership agreement, limited liability company agreement or other governing document.

“BCE Investment” means any direct or indirect investment by any Blackstone Collateral Entity.

“BCOM” means (i) Blackstone Communications Partners I L.P., a Delaware limited partnership, and (ii) any other investment vehicle established pursuant to Article 2 of the partnership agreement for the partnership referred to in clause (i) above.

“BCP VI” is the collective reference to (i) Blackstone Capital Partners VI L.P., a Delaware limited partnership, (ii) Blackstone Capital Partners VI-Executive Fund L.P., a Delaware limited partnership, and (iii) any alternative investment vehicle relating thereto and any parallel fund.

“BFCOMP” means Blackstone Family Communications Partnership I L.P., Blackstone Family Communications Partnership I-SMD L.P. and any other entity that is an Affiliate thereof and has terms substantially similar to those of the foregoing partnerships and is formed in connection with the participation by one or more partners thereof directly or indirectly in investments in securities also purchased by BCOM or any other funds with substantially similar investment objectives to BCOM and that are sponsored or managed by an Affiliate of the Company (which includes serving as general partner of such funds).

“BFIP” means Blackstone Capital Associates II L.P., Blackstone Capital Associates III L.P., Blackstone Family Investment Partnership II L.P., Blackstone Family Investment Partnership III L.P., Blackstone Family Investment Partnership IV-A L.P., Blackstone Family Investment Partnership IV-A -SMD L.P., Blackstone Family Investment Partnership V L.P., Blackstone Family Investment Partnership V- SMD L.P., Blackstone Family Investment Partnership VI L.P., Blackstone Family Investment Partnership VI-SMD L.P., and any other entity that is an Affiliate thereof and has terms similar to those of the foregoing partnerships and is formed in connection with the participation by one or more of the partners thereof in investments in securities also purchased by BCP VI or any other fund with substantially similar investment objectives to BCP VI and that are sponsored or managed by an Affiliate of the Company (which includes serving as general partner of such funds).

“BFMEZP” means Blackstone Family Mezzanine Partnership-SMD L.P., Blackstone Family Mezzanine Partnership II-SMD L.P., Blackstone Mezzanine Holdings L.P., Blackstone Mezzanine Holdings II L.P., any entity formed to invest side-by-side with any GSO Fund and any other entity that is an Affiliate thereof and that has terms substantially similar to those of the foregoing partnerships or other entities and is formed in connection with the participation by one or more partners or other equity owners thereof directly or indirectly in investments in securities also purchased by BMEZP I, BMEZP II, any GSO Fund or any other funds with substantially similar investment objectives to BMEZP I, BMEZP II or any GSO Fund and that are sponsored or managed by an Affiliate of the Company (which includes serving as general partner of such funds).

“BFREP” means Blackstone Real Estate Capital Associates L.P., Blackstone Real Estate Capital Associates II L.P., Blackstone Real Estate Capital Associates III L.P., Blackstone Family Real Estate Partnership L.P., Blackstone Family Real Estate Partnership II L.P., Blackstone Family Real Estate Partnership III L.P., Blackstone Family Real Estate Partnership International-A-SMD L.P., Blackstone Family Real Estate Partnership IV-SMD L.P., Blackstone Family Real Estate Partnership International II-SMD L.P., Blackstone Family Real Estate Partnership V-SMD L.P., Blackstone Family Real Estate Partnership VI-SMD L.P., Blackstone Family Real Estate Partnership Europe III-SMD L.P., Blackstone Family Real Estate Special Situations Partnership - SMD L.P., Blackstone Family Real Estate Special Situations Partnership Europe - SMD L.P., Blackstone Real Estate Holdings L.P., Blackstone Real Estate Holdings II L.P., Blackstone Real Estate Holdings III L.P., Blackstone Real Estate Holdings International - A L.P., Blackstone Real Estate Holdings IV L.P., Blackstone Real Estate Holdings International II L.P., Blackstone Real Estate Holdings V L.P., Blackstone Real Estate Holdings VI L.P., Blackstone Real Estate Holdings Europe III L.P., Blackstone Real Estate Special Situations Holdings II L.P., Blackstone Real Estate Special Situations Holdings Europe L.P. and any other entity that is an Affiliate thereof and that has terms substantially similar to those of the foregoing partnerships and is formed in connection with the participation by one or more partners thereof in real estate and real estate-related investments also purchased by BREP VI, BSSF II or BSSF Europe and any other funds with substantially similar investment objectives to BREP VI, BSSF II or BSSF Europe and that are sponsored or managed by an Affiliate of the Company (which includes serving as general partner of such funds).

“Blackstone” means, collectively, The Blackstone Group L.P., a Delaware limited partnership and any Affiliate thereof (excluding any portfolio companies of any Blackstone sponsored investment funds).

“Blackstone Collateral Entity” means any limited partnership, limited liability company or other entity named or referred to in the definition of any of “BFREP,” “BFIP,” “BFMEZP,” “BFCOMP” or “Other Blackstone Collateral Entity.”

“BMEZP I” means (i) Blackstone Mezzanine Partners L.P., a Delaware limited partnership, and (ii) any other investment vehicle established pursuant to Article 2 of the partnership agreement for the partnership referred to in clause (i) above.

“Blackstone Entity” means any partnership, limited liability company or other entity (excluding any natural persons and any portfolio companies of any Blackstone – sponsored fund) that is an Affiliate of The Blackstone Group L.P.

“BMEZP II” means (i) Blackstone Mezzanine Partners II L.P., a Delaware limited partnership, and (ii) any other investment vehicle established pursuant to Article 2 of the partnership agreement for the partnership referred to in clause (i) above.

“BREP VI” means (i) Blackstone Real Estate Partners VI L.P., Blackstone Real Estate Partners VI.TE.1 L.P., Blackstone Real Estate Partners VI.TE.2 L.P. and Blackstone Real Estate Partners VI.F L.P., each a Delaware limited partnership, (ii) any other Parallel Funds or other Supplemental Capital Vehicles (each as defined in the respective partnership agreements for the partnerships referred to in clause (i) above), or (iii) any other investment vehicle established pursuant to Article 2 of the respective partnership agreements for any of the partnerships referred to in clause (i) above.

“BSSF Europe” means (i) Blackstone Real Estate Special Situations Europe L.P., Blackstone Real Estate Special Situations Europe.1 L.P. and Blackstone Real Estate Special Situations Europe.2 L.P., each a limited partnership formed or to be formed under the laws of the United Kingdom pursuant to the Limited Partnerships Act 1907 of the United Kingdom, (ii) any alternative vehicle, parallel fund or other investment vehicle established pursuant to Article 2 of the partnership agreements for the partnerships referred to in clause (i) above, and (iii) any investment vehicle formed to co-invest with any of the partnerships referred to in clause (i) above using third party capital and that potentially pays Carried Interest Distributions (as such term is used in such partnership agreements).

“BSSF Funds” means the collective reference to (i) BSSF I, (ii) BSSF II and (iii) BSSF Europe.

“BSSF I” means (i) Blackstone Real Estate Special Situations Fund L.P., a Delaware limited partnership, (ii) Blackstone Real Estate Special Situations Offshore Fund Ltd., a Cayman Islands exempted company and (iii) any alternative vehicles thereof or subsidiaries formed in connection therewith.

“BSSF II” means (i) Blackstone Real Estate Special Situations Fund II L.P., a Delaware limited partnership, (ii) Blackstone Real Estate Special Situations Fund II.1 L.P., a Delaware limited partnership, and (iii) Blackstone Real Estate Special Situations Fund II.2 L.P., a Delaware limited partnership, and any alternative vehicles thereof or parallel funds formed in connection therewith.

“Capital Account” means a capital account established for each Member on the books and records of the Company and maintained and adjusted as provided in Articles V and VI. A separate Capital Account shall be established for each Member with respect to each category of Net Income (Loss) (including, without limitation, Fund Net Income (Loss), Other Net Income (Loss) and the Incentive Allocation) as may be determined by the Managing Member in its sole discretion.

“Cause” means the occurrence or existence of any of the following with respect to a Member, as determined fairly, reasonably, on an informed basis and in good faith by the Managing Member: (i) (w) any breach by any Member of any provision of any non-competition agreement, (x) any material breach of this Agreement or any rules or regulations applicable to such Member that are established by the Managing Member, (y) such Member’s deliberate failure to perform his or her duties to the Company or any of its Affiliates, or (z) such Member’s committing to or engaging in any conduct or behavior that is or may be harmful to the Company or any of its Affiliates in a material way as determined by the Managing Member; provided, that in the case of any of the foregoing clauses (w), (x), (y) and (z), the Managing Member has given such Member written notice (a “Notice of Breach”) within fifteen days after the Managing Member becomes aware of such action and such Member fails to cure such breach, failure to perform, conduct or behavior within fifteen days after receipt of such Notice of Breach from the Managing Member (or such longer period, not to exceed an additional fifteen days, as shall be reasonably required for such cure, provided that such Member is diligently pursuing such cure); (ii) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or any of its Affiliates; (iii) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations of the applicable securities industry, that such Member individually has violated any applicable securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) such Member’s ability to function as a Member, taking into account the services required of such Member and the nature of the business of the Company and its Affiliates, or (B) the business of the Company and its Affiliates; or (iv) any action or conduct that is opposed to the best interest of the Company or any of its Affiliates.

“Class A Interest” has the meaning set forth in Section 5.7(a).

“Class B Interest” has the meaning set forth in Section 5.7(a).

“CMBS” means commercial mortgage-backed securities.

“CMBS Holdings” means Blackstone Real Estate CMBS Offshore Holdings L.P., a Cayman Islands exempted limited partnership.

“CMBS Holdings Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of CMBS Holdings, dated May 1, 2009, as amended, supplemented or otherwise modified from time to time.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall include, where appropriate, the corresponding provision in any successor statute.

“Commitment” with respect to any Member means any commitment made by such Member to contribute capital to the Company.

“Company” has the meaning set forth in the preamble hereto.

“Contingent” means subject to repurchase rights and/or other requirements.

“Covered Person” has the meaning set forth in Section 3.5(a).

“Delaware Arbitration Act” has the meaning set forth in Section 7.1(d).

“Delaware Fund” means Blackstone Real Estate CMBS Fund L.P., a Delaware limited partnership, and, where the context requires, any parallel funds thereof or alternative investment vehicles related thereto.

“Delaware Fund Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Delaware Fund, dated as of May 1, 2009, as amended, supplemented or otherwise modified from time to time.

“Disposable Special Investment” has the meaning set forth in Section 5.7(a).

“Estate Planning Vehicle” has the meaning set forth in Section 6.3.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Existing Agreement” has the meaning set forth in the preamble hereto.

“Fiscal Year” means a calendar year, or any other period chosen by the Managing Member.

“Fund Agreements” means the collective reference to (i) Delaware Fund Partnership Agreement, (ii) CMBS Holdings Partnership Agreement and (iii) any other limited partnership agreements, operating agreements and other governing documentation of the Funds or the General Partner, in each case, as amended, supplemented or otherwise modified from time to time.

“Funds” means the collective reference to (i) the Delaware Fund, (ii) CMBS Holdings and (iii) any other private investment partnerships for which the Company serves as the direct or indirect general partner and, where the context requires, any parallel funds or alternative investment vehicles related to the foregoing.

“Fund Net Income (Loss)” means any net income (loss) of the Company relating to the Company’s indirect investment of capital in the Funds through the General Partner, but not including (i) Other Net Income (Loss) or (ii) any net income (loss) relating to the Incentive Allocation allocable indirectly to the Company from the Funds through the General Partner in accordance with the applicable Fund Agreements, and any appreciation or depreciation relating thereto. The Managing Member may designate separate categories of Fund Net Income (Loss) as it may determine in its sole discretion.

“GAAP” has the meaning set forth in Section 5.1(b).

“General Partner” means Blackstone Real Estate CMBS Associates L.L.C., a Delaware limited liability company, of which the Company is the Managing Member.

“GSO Fund” means (i) any of GSO Capital Opportunities Fund LP, GSO Capital Opportunities Overseas Fund L.P., GSO Capital Opportunities Overseas Master Fund L.P., GSO Liquidity Partners LP, GSO Liquidity Overseas Partners LP, Blackstone / GSO Capital Solutions Fund

LP, Blackstone / GSO Capital Solutions Overseas Fund L.P. and Blackstone / GSO Capital Solutions Overseas Master Fund L.P., or (ii) any alternative vehicle or parallel fund relating to any of the partnerships referred to in clause (i) above.

“Holdings” has the meanings set forth in the preamble hereto.

“Incentive Allocation” means the incentive allocations or other performance-based allocations of net capital appreciation or net profits allocated by the Funds to the Company indirectly through the General Partner pursuant to the applicable Fund Agreements, excluding any allocations of net capital appreciation or net profits made indirectly to the Company by virtue of its capital invested indirectly in such Funds through the General Partner (which capital, for the avoidance of doubt, shall not include any Incentive Allocation that remains in the Funds and any related capital appreciation).

“Incompetence” means, with respect to any Member, the determination by the Managing Member in its sole discretion, after consultation with a qualified medical doctor, that such Member is incompetent to manage his person or his property.

“Interest” means a limited liability company interest (as defined in § 18-101(8) of the LLC Act) in the Company, including those which are held by a Retaining Withdrawn Member.

“Investment Manager” means Blackstone Real Estate Special Situations Advisors L.L.C., a Delaware limited liability company. The Investment Manager also serves as investment manager to the BSSF Funds.

“Investments” means (i) pools or tranches of CMBS, whether or not publicly traded, (ii) Temporary Investments, (iii) securities or other instruments acquired for hedging purposes related to an Investment directly or indirectly owned by the Funds, and/or (iv) rights, options, futures, foreign exchange transactions and other derivative instruments related to CMBS (including, without limitation, CMBX), in each case, as the Managing Member may determine from time to time (it being understood, for the avoidance of doubt, that the Funds may directly or indirectly own, sell or trade securities and instruments other than CMBS as a result of restructurings, foreclosures, bankruptcies, workouts or other corporate actions in connection with or relating to the CMBS owned by the Funds).

“Investor Note” means a promissory note of a Member evidencing indebtedness incurred by such Member to the Lender or Guarantor for the purpose of financing the purchase of an Interest in the Company and/or the amount of one or more capital contributions to the Company, which is secured by such Interest and all other Interests of such Member in the Company (if any), in each case on terms which were or are approved by the Managing Member; provided, that such promissory note may also evidence indebtedness relating to other interests of such Member in Blackstone Collateral Entities, in which case, such indebtedness shall also be secured by such other interests of such Member in such Blackstone Collateral Entities, in each case on terms which were or are approved by the Managing Member. Such indebtedness shall be prepayable as provided in the Investor Note, any security agreement related thereto and any applicable BCE Agreements and any documentation related thereto. References to “Investor Notes” herein may refer to multiple loans made pursuant to such promissory note, whether made with respect to such Member’s Interest(s) in the Company or in other BCE Investments, and references to an “Investor Note” refer to one such loan as the context requires. In no way shall any indebtedness incurred to acquire Interests in the Company, and, if applicable, interests in other Blackstone Collateral Entities be considered part of the Investor Notes for purposes hereof if the Lender or Guarantor is not the lender or guarantor with respect thereto.

“Lender or Guarantor” means Blackstone, in its capacity as lender or guarantor under the Investor Notes, including any Affiliate of the Company that makes or guarantees loans to enable a Member to acquire Interests or other interests in Blackstone Collateral Entities.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del.C. § 18-101, et seq. as it may be amended from time to time, and any successor to such statute.

“Losses” has the meaning set forth in Section 3.5(b).

“Majority in Interest of the Members” on any date (a “vote date”) means one or more persons who are Members (including the Managing Member but excluding Nonvoting Special Members) on the vote date and who, as of the last day of the most recent accounting period ending on or prior to the vote date (or as of such later date on or prior to the vote date selected by the Managing Member), have aggregate Profit Sharing Percentages representing at least a majority of the Profit Sharing Percentages of all the persons who are Members (including the Managing Member but excluding Nonvoting Special Members) on the vote date.

“Managing Member” has the meaning set forth in the preamble hereto.

“Member” means any person who is a member of the Company, including the Regular Members, the Managing Member and the Special Members. Except as otherwise specifically provided herein, no group of Members, including the Special Members and any group of Members in the same Member Category, shall have any right to vote as a class on any matter relating to the Company, including, but not limited to, any merger, reorganization, dissolution or liquidation.

“Member Category” means the Managing Member, the Regular Members, the Special Members or the Retaining Withdrawn Members, each referred to as a group for purposes hereof.

“Net Income (Loss)” has the meaning set forth in Section 5.1(a).

“Non-Contingent” means generally not subject to repurchase rights or other requirements.

“Nonvoting Special Member” has the meaning set forth in Section 6.1(a).

“Other Blackstone Collateral Entity” means any Blackstone Entity (other than any limited partnership, limited liability company or other entity named or referred to in the definition of any of “BFREP,” “BFIP,” “BFMEZP” or “BFCOMP”) in which any limited partner interest, limited liability company interest, unit or other interest is pledged to secure any Investor Note.

“Other Net Income (Loss)” for any accounting period means the net income or net loss of the Company for such accounting period as determined on an accrual basis after deduction for expenses of the Company, in accordance with GAAP, excluding (i) Fund Net Income (Loss) and (ii) any net income (loss) relating to the Incentive Allocation allocable indirectly to the Company from the Funds through the General Partner in accordance with the applicable Fund Agreements. The Managing Member may designate separate categories of Other Net Income (Loss) as it may determine in its sole discretion.

“Pass-Thru Member” has the meaning set forth in Section 6.7(c).

“Person” means any individual, partnership, joint venture, corporation, limited liability company, unincorporated organization or association, trust (including the trustees thereof in their capacity as such), government (or agency or subdivision thereof), governmental entity or other entity.

“Profit Sharing Percentage” means, with respect to any Member, such Member’s percentage interest in Net Income (Loss) or any category thereof (including, without limitation, Fund Net Income (Loss), Other Net Income (Loss) and the Incentive Allocation), as determined by the Managing Member and set forth on the books and records of the Company, as such Profit Sharing Percentage may be modified from time to time in accordance herewith. Separate Profit Sharing Percentages may be established for each Member with respect to each separate category of Net Income (Loss).

“Positive Basis” has the meaning set forth in Section 6.7(b).

“Positive Basis Member” has the meaning set forth in Section 6.7(b).

“Regular Member” means any Member, excluding the Managing Member and any Special Members.

“Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Repurchase Period” has the meaning set forth in Section 5.7(c).

“Retaining Withdrawn Member” means a Withdrawn Member who has retained an Interest in the Company following such Withdrawn Member’s Withdrawal Date. A Retaining Withdrawn Member shall be considered a Nonvoting Special Member for all purposes hereof.

“Settlement Date” has the meaning set forth in Section 6.5(a).

“Special Investments” has the meaning set forth in Section 4.04(a) of the Delaware Fund Partnership Agreement.

“Special Investment Account” has the meaning set forth in Section 4.02(a) of the Delaware Fund Partnership Agreement.

“Special Member” means any person shown on the books and records of the Company as a Special Member of the Company.

“Tax Matters Member” has the meaning set forth in Section 6.7(c).

“Temporary Investments” means short-term or temporary investments including, without limitation, investments in money market funds, commercial paper, certificates of deposit, bank debt, trade claims, obligations of the United States, any State thereof, any non-U.S. government or international agency and instrumentalities of the foregoing, bankers’ acceptances, trust receipts and any other short-term or temporary investments of high quality as reasonably determined by the Managing Member in its sole discretion.

“TM” has the meaning set forth in Section 7.2.

“Total Disability” means the inability of a Member substantially to perform the services required of a Regular Member for a period of six consecutive months by reason of physical or mental illness or incapacity and whether arising out of sickness, accident or otherwise.

“Unallocated Percentage” has the meaning set forth in Section 5.3(b).

“Withdraw” or “Withdrawal” with respect to a Member means a Member ceasing to be a member of the Company (except as a Retaining Withdrawn Member) for any reason (including death, Total Disability, Incompetence, removal, resignation or retirement, whether such is voluntary or involuntary) unless the context shall limit the type of withdrawal to a specific reason and “Withdrawn” with respect to a Member means, as aforesaid, a Member who has ceased to be a member of the Company (except as a Retaining Withdrawn Member).

“Withdrawal Date” means, with respect to any Withdrawn Member, the date on which such Withdrawn Member ceases to be a Member of the Company.

“Withdrawn Member” means a Member whose Interest in the Company has been terminated for any reason.

Section 1.2 Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term “person” includes individuals, partnerships (including limited liability partnerships), companies (including limited liability companies), joint ventures, corporations, trusts, governments (or agencies or political subdivisions thereof) and other associations and entities. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II

GENERAL PROVISIONS

Section 2.1 Managing, Regular and Special Members. The Members may be Managing Members, Regular Members or Special Members. The Managing Member as of the date hereof is Holdings and the Regular Members as of the date hereof are those persons shown as Regular Members in the books and records of the Company, and the Special Members as of the date hereof are persons shown as Special Members on the signature pages hereof.

Section 2.2 Continuation; Name; Foreign Jurisdictions. The Company was heretofore formed as a limited liability company pursuant to the LLC Act to conduct its activities under the name of BRECA L.L.C. The certificate of formation of the Company may be amended and/or restated from time to time by the Managing Member, as an “authorized person” (within the meaning of the LLC Act). The Managing Member is further authorized to deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

Section 2.3 Term. The term of the Company began on the date the Certificate of Formation of the Company was filed and shall continue unless and until terminated as provided herein.

Section 2.4 Purpose; Powers.

(a) The purpose of the Company shall be, directly or indirectly through subsidiaries or Affiliates, (i) to serve as managing member of the general partner of the Funds and perform the functions thereof, (ii) to serve as a direct or indirect general partner and/or limited partner of other partnerships and/or as a member of one or more limited liability companies, (iii) to invest in, and acquire, directly or indirectly, limited partnership interests, limited liability company interests and/or other equity interests in, and/or securities of, any one or more limited partnerships, limited liability companies and/or other entities, and/or receive allocations, fees, distributions and other payments, directly or indirectly, from any one more of such limited partnerships, limited liability companies and/or other entities, in each case as the Managing Member shall determine, (iv) to carry on such other businesses, perform such other services and make such other investments as are deemed desirable by the Managing Member and as are permitted under the LLC Act and the applicable Fund Agreements, (v) any other lawful purpose, and (vi) to do all things necessary, desirable, convenient and/or incidental thereto.

(b) In furtherance of its purpose, the Company shall have all powers necessary, suitable or convenient for the accomplishment of its purposes, alone or with others, as principal or agent, including the following:

(i) to be and become a direct or indirect general or limited partner of partnerships, a member of limited liability companies, a holder of common and preferred stock of corporations and/or an investor in the foregoing entities or other entities, in connection with the making of investments or the acquisition, holding or disposition of Investments or other property or as otherwise deemed appropriate by the Managing Member in the conduct of the Company’s business, and to take any action in connection therewith;

(ii) do any and all acts on behalf of the General Partner and/or the Funds and exercise all rights and remedies thereof with respect to its interest in any Person, firm, corporation or other entity, including, without limitation, the voting or lending of Investments, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other similar matters;

(iii) cause the General Partner to purchase and sell Investments for the Funds and hold them for investment;

(iv) cause the General Partner to enter into contracts for or in connection with Investments by the Funds (including with respect to foreign exchange transactions, hedging transactions and/or transactions relating to derivative instruments);

(v) cause the General Partner to determine the valuation of Investments and, when deemed appropriate, consult with a valuation agent with respect thereto;

(vi) cause the General Partner to enter into joint venture arrangements, co-investment arrangements with third parties or arrangements relating to investments in other pooled investment vehicles, which shall be subject, in each case, to the terms and conditions of the respective governing document for such transaction, including without limitation, payment of fees or provision for performance allocations (or similar arrangements) with respect thereto;

(vii) cause the General Partner to establish one or more Special Investment Accounts in connection with the Special Investments of the Funds, each of which shall be so denominated on the books of the Funds;

(viii) cause the General Partner to combine purchase or sale orders on behalf of the Funds, with orders for other accounts or vehicles to which the Company or any of its Affiliates may directly or indirectly provide investment services and cause the General Partner to allocate Investments or other assets so purchased or sold, among the Funds and such other vehicles or accounts on a fair and reasonable basis as determined by the Managing Member in its sole discretion;

(ix) appoint and enter into a contract, directly or indirectly through the General Partner, with any Person, including the Investment Manager, to do any and all acts and exercise all rights, powers, privileges and other incidents of ownership or possession with respect to Investments and other property and funds held or owned by the Funds;

(x) cause the General Partner to open, maintain and close accounts with brokers, dealers and custodians, which power shall include the authority to issue all instructions and authorizations to brokers, dealers and custodians regarding Investments and to pay, or authorize the payment and reimbursement of, brokerage commissions (that may be in excess of the lowest rates available), which are paid to brokers who execute transactions for the account of the Funds, who supply or pay the cost of research and brokerage services;

(xi) use “soft dollars” generated by the Funds, to the extent permitted by applicable law to pay for certain research and non-research-related services and products used by the Company and the Investment Manager within the safe harbor afforded by Section 28(e) of the Exchange Act;

(xii) open maintain and close bank accounts and draw and authorize checks, wire transfers or other orders for the payment of monies;

(xiii) cause the General Partner to enter into custodial arrangements regarding the Investments and other assets owned beneficially by the Funds with banks, brokers and other financial institutions, wherever located;

(xiv) cause the General Partner to enter into arrangements with placement agents or similar persons to solicit investors in the Funds which arrangements may provide for the compensation of such persons in return for services rendered;

(xv) directly or indirectly transfer or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession of the Funds with respect to Investments and other property and funds held or owned by the Funds and to secure the payment of such or other obligations of the Funds by possession of, mortgage upon, hypothecation or pledge of, or otherwise deal in, all or part of the property of the Funds whether at the time owned or thereafter acquired;

(xvi) directly or indirectly organize one or more partnerships or corporations or other entities formed to hold record title, as nominee for the Funds, otherwise (whether alone or together with other investment vehicles), to Investments or funds of the Funds;

(xvii) authorize any partner, director, officer, employee or other agent of the Company, the General Partner, the Investment Manager or agent or employee of the Funds to act for and on behalf of the Funds in all matters incidental to the foregoing;

(xviii) make, in its sole discretion, any and all elections for U.S. federal, state, local and non-U.S. tax purposes;

(xix) make, execute, deliver, record and file all certificates, instruments, documents, reports or statements, or any amendment thereto, of any kind necessary or desirable to accomplish the business, purpose and objectives of the General Partner and/or the Funds, in each case as required by any applicable law, agreement or its business judgment;

(xx) do any other act that the Company deems necessary or advisable in connection with the management and administration of the General Partner and/or the Funds;

(xxi) to sue and be sued, to prosecute, settle or compromise all claims against third parties, to compromise, settle or accept judgment to claims against the Company, and to execute all documents and make all representations, admissions and waivers in connection therewith;

(xxii) to distribute, subject to the terms of this Agreement, at any time and from time to time to the Members cash or investments or other property of the Company, or any combination thereof; and

(xxiii) to take such other actions necessary, desirable, convenient or incidental thereto and to engage in such other businesses as may be permitted under Delaware law.

Section 2.5 Registered Office; Place of Business; Registered Agent. The Company shall maintain an office and principal place of business at 345 Park Avenue, New York, New York 10154 or such other place or places as the Managing Member may designate from time to time. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County Delaware 19801. The name and address of the Company’s registered agent is The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County Delaware 19801. The Managing Member may from time to time change the registered agent or office by an amendment to the certificate of formation of the Company.

ARTICLE III

MANAGEMENT

Section 3.1 Managing Member.

(a) Holdings is the Managing Member as of the date hereof. The Managing Member shall cease to be the Managing Member only if it (i) Withdraws from the Company for any reason or (ii) consents in its sole discretion to resign as the Managing Member. The Managing Member may not be removed without its consent. There may be one or more Managing Members. In the event that one or more other Managing Members is admitted to the Company as such, all references herein to the “Managing Member” in the singular form shall be deemed to also refer to such other Managing Members as may be appropriate. The relative rights and responsibilities of such Managing Members will be as agreed upon from time to time between them.

(b) Upon the Withdrawal from the Company or voluntary resignation of the last remaining Managing Member, all of the powers formerly vested therein pursuant to this Agreement and the LLC Act shall be exercised by a Majority in Interest of the Regular Members.

Section 3.2 Member Voting, etc.

(a) Except as otherwise expressly provided herein and except as may be expressly required by the LLC Act, Regular Members and Special Members as such shall have no right to, and shall not, take part in the management or control of the Company’s business or act for or bind the Company, and shall have only the rights and powers granted to them herein.

(b) To the extent a Member is entitled to vote with respect to any matter relating to the Company, such Member shall not be obligated to abstain from voting on any matter (or vote in any particular manner) because of any interest (or conflict of interest) of such Member (or any affiliate thereof) in such matter.

(c) Meetings of the Members may be called only by the Managing Member.

Section 3.3 Management. (a) The management, control and operation of the Company and the formulation and execution of business and investment policy shall be vested in the Managing Member. The Managing Member shall, in its discretion, exercise all powers necessary and convenient for the purposes of the Company, including those enumerated in Section 2.4, on behalf and in the name of the Company. All decisions and determinations (howsoever described herein) to be made by the Managing Member pursuant to this Agreement shall be made in its discretion, subject only to the express terms and conditions of this Agreement (including Section 7.4).

(b) Notwithstanding any provision of this Agreement to the contrary, the Company is hereby authorized, without the need for any further act, vote or consent of any Member, (i) to execute and deliver, and to perform the Company’s obligations under, each agreement of the Company (including, without limitation, the applicable Fund Agreements), including, without limitation, serving as the managing member of the general partner of the Funds, (ii) to execute and deliver, as the managing member of the general partner of the Funds, the applicable Fund Agreements, as amended, restated and/or supplemented, and to perform the Company’s obligations, and to cause the General Partner and/or the Funds to perform their respective obligations, under the applicable Fund Agreements, and (iii) to take any action, in the applicable capacity, contemplated by or arising out of any applicable Fund Agreements.

(c) The Managing Member and any other person designated by the Managing Member, each acting individually, is hereby authorized and empowered, as an authorized person of the Company within the meaning of the LLC Act, or otherwise (the Managing Member hereby authorizing and ratifying any of the following actions):

(i) to execute and deliver and/or file (in the name and on behalf of the Company, and/or in the name and on behalf of the Company as the managing member of the General Partner) any agreement of the Company (including, without limitation, the applicable Fund Agreements) or of the General Partner or the Funds (including, without limitation, the applicable Fund Agreements) and any amendments, restatements and/or supplements thereof, the certificate of formation of the Company or the General Partner or the certificate of limited partnership of the Funds (and any amendments, restatements and/or supplements of any of the foregoing) and any other certificates, notices, applications and other documents (and any amendments, restatements and/or supplements thereof) to be filed with any government or governmental or regulatory body, including, without limitation, any such document that may be necessary for the Company, the General Partner or the Funds to qualify to do business in a jurisdiction in which the Company, the General Partner or the Funds desires to do business; or

(ii) to prepare or cause to be prepared, and to sign, execute and deliver and/or file (in the name and on behalf of the Company and/or in the name and on behalf of the Company as the managing member of the General Partner), (A) such documents, instruments, certificates and agreements as may be necessary or desirable in furtherance of the Company’s, the General Partner’s or the Funds’ purposes, (B) any certificates, forms, notices, applications and other documents to be filed with any government or governmental or regulatory body on behalf of the Company, the General Partner or the Funds, (C) any certificates, forms, notices, applications and other documents that may be necessary or advisable in connection with any bank account of the Company, the General Partner or the Funds, and all checks, notes, drafts and other documents of the General Partner or the Funds that may be required in connection with any such bank account or any banking facilities or services that may be utilized by the

Company, the General Partner or the Funds, (D) resolutions with respect to any of the foregoing matters (which resolutions, when executed by any person authorized as provided in this Section 3.3(c), each acting individually, shall be deemed to have been adopted by the Members, the Company, the General Partner or the Funds, as applicable, for all purposes), and (E) any amendments, restatements and/or supplements of any of the foregoing.

The authority granted to any person (other than the Managing Member) in this Section 3.3(c) may be revoked at any time by the Managing Member by an instrument in writing signed by the Managing Member.

Section 3.4 Responsibilities of Members.

(a) Unless otherwise determined by the Managing Member in a particular case, each Regular Member shall devote substantially all his time and attention to the businesses of the Company and its Affiliates, and each Special Member shall not be required to devote any time or attention to the businesses of the Company or its Affiliates.

(b) All outside business or investment activities of the Members (including outside directorships or trusteeships), shall be subject to such rules and regulations as are established by the Managing Member from time to time.

(c) The Managing Member may from time to time establish such other rules and regulations applicable to Members as the Managing Member deems appropriate, including rules governing the authority of Members to bind the Company to financial commitments or other obligations.

Section 3.5 Exculpation and Indemnification. (a) Liability to Members. Notwithstanding any other provision of this Agreement, whether express or implied, to the fullest extent permitted by law, no Member nor any of such Member’s representatives, agents or advisors nor any partner, member, officer, employee, representative, agent or advisor of the Company or any of its Affiliates (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall be liable to the Company or any other Member for any act or omission (in relation to the Company, this Agreement, any related document or any transaction or investment contemplated hereby or thereby) taken or omitted by a Covered Person (other than any act or omission constituting Cause) unless there is a final and non-appealable judicial determination and/or determination of an arbitrator that such Covered Person did not act in good faith and in what such Covered Person reasonably believed to be in, or not opposed to, the best interests of the Company and within the authority granted to such Covered Person by this Agreement, and, with respect to any criminal act or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful. Each Covered Person shall be entitled to rely in good faith on the advice of legal counsel to the Company, accountants and other experts or professional advisors, and no action taken by any Covered Person in reliance on such advice shall in any event subject such person to any liability to any Member or the Company. To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or to another Member, to the fullest extent permitted by law, such Member acting under this Agreement shall not be liable to the Company or to any such other Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members, to the fullest extent permitted by law, to modify to that extent such other duties and liabilities of such Member.

(b) Indemnification. To the fullest extent permitted by law, the Company shall indemnify and hold harmless (but only to the extent of the Company’s assets (including, without limitation, the remaining Commitments of the Members) each Covered Person from and against any and all claims, damages, losses, costs, expenses and liabilities (including, without limitation, amounts paid in satisfaction of judgments, in compromises and settlements, as fines and penalties and legal or other costs and reasonable expenses of investigating or defending against any claim or alleged claim), joint and several, of any nature whatsoever, known or unknown, liquidated or unliquidated (collectively, “Losses”), arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of such Covered Person’s management of the affairs of the Company or which relate to or arise out of or in connection with the Company, its property, its business or affairs (other than claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, arising out of any act or omission of such Covered Person constituting Cause); provided, that a Covered Person shall not be entitled to indemnification under this Section with respect to any claim, issue or matter if there is a final and non-appealable judicial determination and/or determination of an arbitrator that such Covered Person did not act in good faith and in what such Covered Person reasonably believed to be in, or not opposed to, the best interest of the Company and within the authority granted to such Covered Person by this Agreement, and, with respect to any criminal act or proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful; provided further, that if such Covered Person is a Member or a Withdrawn Member, such Covered Person shall bear its share of such Losses in accordance with such Covered Person’s Profit Sharing Percentage in the Company as of the time of the actions or omissions that gave rise to such Losses. To the fullest extent permitted by law, expenses (including legal fees) incurred by a Covered Person (including, without limitation, the Managing Member) in defending any claim, demand, action, suit or proceeding may, with the approval of the Managing Member, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of a written undertaking by or on behalf of the Covered Person to repay such amount to the extent that it shall be subsequently determined that the Covered Person is not entitled to be indemnified as authorized in this Section, and the Company and its Affiliates shall have a continuing right of offset against such Covered Person’s interests/investments in the Company and such Affiliates and shall have the right to withhold amounts otherwise distributable to such Covered Person to satisfy such repayment obligation. If a Member institutes litigation against a Covered Person which gives rise to an indemnity obligation hereunder, such Member shall be responsible, up to the amount of such Member’s Interests and remaining Commitment, for such Member’s pro rata share of the Company’s expenses related to such indemnity obligation, as determined by the Managing Member. The Company may purchase insurance, to the extent available at reasonable cost, to cover losses, claims, damages or liabilities covered by the foregoing indemnification provisions. Members will not be personally obligated with respect to indemnification pursuant to this Section 3.5(b).

Section 3.6 Representations of Members. (a) Each Regular and Special Member by execution of this Agreement (or by otherwise becoming bound by the terms and conditions hereof as provided herein or in the LLC Act) represents and warrants to every other Member and to the Company, except as may be waived by the Managing Member, that he is acquiring each of his Interests for his own account for investment and not with a view to resell or distribute the same or any part thereof, and that no other person has any interest in any such Interest or in the rights of such Member hereunder; provided, that a Member may choose to make transfers for estate and charitable planning purposes (in accordance with the terms hereof). Each Regular and Special Member represents and warrants that he understands that the Interests have not been registered under the Securities Act of 1933, as amended from time to time, and therefore such Interests may not be resold without registration under such Act or exemption from such registration, and that accordingly such Member must bear the economic risk of an investment in the Company for an indefinite period of time. Each Regular and Special Member represents that he has such knowledge and experience in financial and business matters, that he is capable of evaluating the merits and risks of an investment in the Company, and that he is able to bear the economic risk of such investment. Each Regular and Special Member represents that his overall commitment to the Company and other investments which are not readily marketable is not disproportionate to the Member’s net worth and the Member has no need for liquidity in the Member’s investment in Interests. Each Regular and Special Member represents that to the full satisfaction of the Member, the Member has been furnished any materials that he has requested relating to the Company and the offering of Interests and has been afforded the opportunity to ask questions of representatives of the Company concerning the terms and conditions of the offering of Interests and any matters pertaining thereto and to obtain any other additional information relating thereto. Each Regular and Special Member represents that the Member has consulted to the extent deemed appropriate by the Member with the Member’s own advisors as to the financial, tax, legal and related matters concerning an investment in Interests and on that basis believes that an investment in the Interests is suitable and appropriate for the Member.

(b) Each Regular and Special Member agrees that the representations and warranties contained in paragraph (a) above shall be true and correct as of any date that such Member makes a capital contribution to the Company, and such Member hereby agrees that such capital contribution shall serve as confirmation thereof.

(c) Each Regular or Special Member certifies that (A) if such Member is a United States person (as defined in Section 7701 of the Code) (x) such Member’s name, social security number (or, if applicable, employer identification number) and residence address (if an individual) or principal place of business address (if an entity) provided to the Company and its Affiliates pursuant to an IRS Form W-9, Request for Taxpayer Identification Number and Certification (“W-9”) or otherwise are correct, (y) such Member will complete and return a W-9, and (z) such Member will notify the Company within 60 days of a change to foreign (non-United States) status or (B) if such Member is not a United States person (as defined in Section 7701 of the Code) (x) the information on the completed IRS Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding (“W-8BEN”) or other applicable form, including but not limited to IRS Form W-8IMY, Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches for United States Tax Withholding (“W-8IMY”), or otherwise is correct, (y) the Member will complete and return the applicable IRS form, including but not limited to a W-8BEN or W-8IMY and (z) such Member will notify the Company within 60 days of any change of such status. Each Regular or Special Member agrees to properly execute and provide to the Company in a timely manner any tax documentation that may be reasonably required by the Managing Member.

ARTICLE IV

CAPITAL OF THE COMPANY

Section 4.1 Capital Contributions by Members.

(a) Each Regular Member may be required to make capital contributions to the Company at such times and in such amounts as may be determined by the Managing Member from time to time or as may be set forth in such Regular Member’s Admission Letter. Special Members shall not be required to make capital contributions to the Company except as specifically set forth in this Agreement or as they otherwise agree; provided, that the Managing Member and any Special Member may agree from time to time that such Special Member shall make an additional capital contribution to the Company.

(b) Each capital contribution by a Member shall be credited to the appropriate Capital Account(s) of such Member in accordance with Section 5.2 and maintained in the books and records of the Company.

(c) The Managing Member may elect on a case-by-case basis with respect to any Member (including any additional Member admitted to the Company pursuant to Section 6.1 but excluding any Member that is also an executive officer of Blackstone) to (i) cause the Company to loan to any such Member the amount of any capital contribution to the Company by such Member on terms determined by the Managing Member, (ii) permit any such Member to make a required capital contribution to the Company in installments on terms determined by the Managing Member or (iii) permit any such Member to incur indebtedness to the Lender or Guarantor for the purpose of financing the purchase of an Interest in the Company and/or the amount of one or more capital contributions to the Company, which indebtedness shall be evidenced by an Investor Note and secured by such Interest, all other Interests of such Member in the Company (if any) and, if applicable, interests of such Member in any Blackstone Collateral Entities, in each case on terms which were or are approved by the Managing Member.

Section 4.2 Interest. There shall be no interest on the balances of the Members’ Capital Accounts.

Section 4.3 Partial Withdrawals of Capital. Each Member may make partial withdrawals in respect of such Member’s Capital Account(s) in such amounts and at such times as may be permitted by the Managing Member from time to time. Payments with respect to any such partial withdrawals will be made at such times and in cash or in kind as may be determined by the Managing Member.

ARTICLE V

PARTICIPATION IN PROFITS AND LOSSES

Section 5.1 General Accounting Matters.

(a) Net Income (Loss) shall be determined by the Managing Member at the end of each accounting period and shall be allocated as described in Section 5.4. “Net Income (Loss)” means, with respect to any accounting period, the sum of: (i) Fund Net Income (Loss) for such period, (ii) Other Net Income (Loss) for such period, and (iii) the Incentive Allocation for such period. The Managing Member may from time to time (i) establish additional separate categories of Net Income (Loss) with respect to the Company as it may determine (including, without limitation, Net Income (Loss) relating to Special Investments by the Funds) and (ii) calculate and allocate Net Income (Loss) for each such category on a separate basis.

(b) Net Income (Loss) with respect to any accounting period shall be determined in accordance with the accounting method used by the Company for U.S. federal income tax purposes with the following adjustments: (i) any income of the Company that is exempt from U.S. federal income taxation and not otherwise taken into account in computing Net Income (Loss) shall be added to such taxable income or loss; (ii) if any asset has a value on the books of the Company that differs from its adjusted tax basis for U.S. federal income tax purposes, any depreciation, amortization or gain resulting from a disposition of such asset shall be calculated with reference to such value; (iii) upon an adjustment to the value of any asset on the books of the Company pursuant to Regulation Section 1.704-1 (b) (2), the amount of the adjustment shall be included as gain or loss in computing such taxable income or loss; (iv) any expenditures of the Company not deductible in computing taxable income or loss, not properly capitalizable and not otherwise taken into account in computing Net Income (Loss) pursuant to this definition shall be treated as deductible items; (v) any income that is payable to Company employees in respect of “phantom interests” awarded by the Managing Member to employees shall be included as an expense in the calculation of Net Income (Loss), and (vi) items of income and expense

(including interest income and overhead and other indirect expenses) of the Company, Holdings and other Affiliates of the Company shall be allocated among the Company, Holdings and such Affiliates as determined by the Managing Member. Any adjustments to Net Income (Loss) by the Managing Member, including adjustments for items of income accrued but not yet received, unrealized gains, items of expense accrued but not yet paid, unrealized losses, reserves (including reserves for taxes, bad debts, actual or threatened litigation, or any other expenses, contingencies or obligations) and other appropriate items shall be made in accordance with U.S. generally accepted accounting principles (“GAAP”); provided, that the Managing Member shall not be required to make any such adjustments; provided further, that the Managing Member may elect from time to time to calculate and allocate Net Income (Loss) attributable to any item of income or expense or any investment of the Company on a basis separate from the Company’s other business.

(c) An accounting period shall be a Fiscal Year, except that, at the option of the Managing Member, an accounting period will terminate and a new accounting period will begin on the admission date of an additional Member or the Withdrawal Date of a Withdrawn Member, if any such date is not the first day of a Fiscal Year, or on any other date determined by the Managing Member in its sole discretion. If any event referred to in the preceding sentence occurs and the Managing Member does not elect to terminate an accounting period and begin a new accounting period, then the Managing Member may make such adjustments as its deems appropriate to the Members’ Profit Sharing Percentages for the accounting period in which such event occurs (prior to any allocations of Unallocated Percentages or adjustments to Profit Sharing Percentages pursuant to Section 5.3) to reflect the Members’ average Profit Sharing Percentages during such accounting period.

(d) In establishing Profit Sharing Percentages and allocating Unallocated Percentages (if any) pursuant to Section 5.3, the Managing Member may consider such factors as it deems appropriate.

(e) All determinations, valuations and other matters of judgment required to be made for accounting purposes under this Agreement shall be made by the Managing Member and approved by the Company’s independent accountants. Such approved determinations, valuations and other accounting matters shall be conclusive and binding on all Members, all Withdrawn Members, their successors, heirs, estates or legal representatives and any other person, and to the fullest extent permitted by law, no such person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

Section 5.2 Capital Accounts.

(a) There shall be established for each Member on the books of the Company, to the extent and at such times as may be appropriate, one or more Capital Accounts as the Managing Member may deem to be appropriate for purposes of accounting for such Member’s interests in the capital and Net Income (Loss) of the Company. A separate Capital Account shall be established for each Member with respect to Fund Net Income (Loss), Other Net Income (Loss) and the Incentive Allocation. In addition, the Managing Member may also establish separate Capital Accounts for each Member with respect to any other categories of Net Income (Loss) (if any) (including, without limitation, Net Income (Loss) relating to Special Investments by the Funds) as it may determine in its sole discretion.

(b) As of the end of each accounting period or, in the case of a capital contribution to the Company by one or more of the Members or a distribution by the Company to one or more of the Members, at the time of such contribution or distribution, (i) the appropriate Capital Accounts of each Member shall be credited with the following amounts: (A) the amount of cash and the value of any property contributed by such Member to the capital of the Company during such accounting period and (B) the Net Income allocated to such Member for such accounting period; and (ii) the appropriate Capital Accounts of each Member shall be debited with the following amounts: (x) the amount of cash, the principal amount of any subordinated promissory note of the Company referred to in Section 6.5 (as such amount is paid) and the value of any property distributed to such Member during such accounting period and (y) the Net Loss allocated to such Member for such accounting period.

Section 5.3 Profit Sharing Percentages

(a) Prior to the beginning of each annual accounting period, the Managing Member shall establish the profit sharing percentage (the “Profit Sharing Percentage”) of each Member in each category of Net Income (Loss) for such annual accounting period pursuant to Section 5.1(a), taking into account such factors as the Managing Member deems appropriate, including those referred to in Section 5.1. The Managing Member may establish different Profit Sharing Percentages for any Member on a Fund-by-Fund basis with respect to each different category of Net Income (Loss) for each such Fund (including, without limitation, Fund Net Income (Loss), Other Net Income (Loss) and the Incentive Allocation) as it may determine in its sole discretion; provided, that each Member’s Profit Sharing Percentage with respect to Fund Net Income (Loss) shall be based on such Member’s Capital Account balance in such Member’s Fund Net Income (Loss) Capital Account as it relates to the aggregate Fund Net Income (Loss) Capital Account balances of all Members. In the case of the Withdrawal of a Member, such Withdrawn Member’s Profit Sharing Percentage shall be allocated by the Managing Member to one or more of the Members in its sole discretion. Except as may be otherwise determined by the Managing Member, in the case of the admission of any Member to the Company as an additional Member, the Profit Sharing Percentages of the other Members shall be reduced on a pro rata basis (based on such Members’ respective Profit Sharing Percentages in effect immediately prior to such admission) by an amount equal to the Profit Sharing Percentage allocated to such new Member pursuant to Section 6.1(b). Notwithstanding the foregoing, the Managing Member may also adjust the Profit Sharing Percentage of any Member for any annual accounting period at the end of such annual accounting period in its sole discretion.

(b) The Managing Member may elect to allocate to the Members less than 100% of the Profit Sharing Percentages of any category for any annual accounting period at the time specified in Section 5.3(a) for the annual fixing of Profit Sharing Percentages (any remainder of such Profit Sharing Percentages being called an “Unallocated Percentage”). Any Unallocated Percentage for any annual accounting period may be allocated by the Managing Member at such later times and to such Members as the Managing Member shall determine; provided, that any Unallocated Percentage in any category of Net Income (Loss) for any annual accounting period that is not allocated by the Managing Member within 90 days after the end of such accounting period shall be deemed to be allocated among all Members (including the Managing Member) with previously allocated Profit Sharing Percentages in such category of Net Income (Loss) proportionately in accordance with such previously allocated Profit Sharing Percentages.

Section 5.4 Allocations of Net Income (Loss). Except as otherwise provided in this Agreement, Net Income (Loss) and, to the extent necessary, individual categories thereof or components of income, gain, loss or deduction, of the Company shall be allocated among the Members in a manner that as closely as possible gives economic effect to the provisions of this Article V and the other relevant provisions of this Agreement, as determined in the reasonable discretion of the Managing Member.

Section 5.5 Liability of Members. Except as otherwise provided in the LLC Act, no Member shall be personally obligated for any debt, obligation or liability of the Company or of any other Member solely by reason of being a Member. In addition, in no way does any of the foregoing limit any Member’s obligations to make capital contributions as provided hereunder.

Section 5.6 Repurchase Rights, etc. The Managing Member may from time to time establish such repurchase rights and/or other requirements with respect to the Members’ Interests in the Company as the Managing Member may determine. The Managing Member shall have authority to (a) withhold any distribution otherwise payable to any Member until any such repurchase rights have lapsed or any such requirements have been satisfied, (b) pay any distribution to any Member that is Contingent as of the distribution date and require the refund of any portion of such distribution that is Contingent as of the Withdrawal Date of such Member, (c) amend any previously established repurchase rights or other requirements from time to time and (d) make such exceptions thereto as it may determine on a case by case basis.

Section 5.7 Distributions.

(a) The Company shall make distributions of available cash (subject to reserves and other adjustments as provided herein) or other property to the Members at such times and in such amounts as are determined by the Managing Member. The Managing Member shall, if it deems it appropriate, determine the availability for distribution of, and distribute, cash or other property separately for each category of Net Income (Loss) established pursuant to Section 5.1(a). Subject to Section 5.1(d), distributions of cash or other property with respect to Incentive Allocation shall be made among Members in accordance with their respective Profit Sharing Percentages with respect thereto. At any time that a sale, exchange, transfer or other disposition by the Funds of a portion of a Special Investment is being considered by the Company (a “Disposable Special Investment”), at the election of the Managing Member each Member’s Interest with respect to such Special Investment shall be vertically divided into two separate Member Interests, an Interest attributable to the Disposable Special Investment (a Member’s “Class B Interest”), and an Interest attributable to such Special Investment excluding the Disposable Special Investment (a Member’s “Class A Interest”). Distributions (including those resulting from a sale, transfer, exchange or other disposition by the Funds) relating to a Disposable Special Investment shall be made only to holders of Class B Interests with respect to such Special Investment in accordance with their Profit Sharing Percentages relating to such Class B Interests, and distributions (including those resulting from the sale, transfer, exchange or other disposition by the Funds) relating to a Special Investment excluding such Disposable Special Investment shall be made only to holders of Class A Interests with respect to such Special Investment in accordance with their respective Profit Sharing Percentages relating to Class A Interests. Except as provided above, distributions of cash or other property with respect to each category of Net Income (Loss) shall be allocated among the Members in the same proportions as the allocations of Net Income (Loss) of each such category.

(b) Subject to the Company’s having sufficient available cash in the reasonable judgment of the Managing Member, the Company shall make cash distributions to each Member with respect to each Fiscal Year of the Company in an aggregate amount at least equal to the total federal, New York state and New York city income taxes that would be payable by such Member with respect to all categories of Net Income (Loss) allocated to such Member for such Fiscal Year, the amount of which shall be calculated (i) on the assumption that each Member is an individual subject to the then prevailing maximum federal, New York state and New York city income tax rates, (ii) taking into account the deductibility of state and local income and other taxes for federal income tax purposes and (iii) taking into account any differential in applicable rates due to the type and character of Net Income (Loss) allocated to such Member and (iv) taking into account any other distribution made to such Member under this Agreement during such Fiscal Year. Notwithstanding the foregoing, the Managing Member may refrain from making any such distribution if, in the reasonable judgment of the Managing Member, such distribution would be prohibited by § 18-607 of the LLC Act.

(c) The Managing Member may provide that a Member’s right to distributions and investments of the Company may be subject to repurchase by the Company during such period as the Managing Member shall determine (a “Repurchase Period”). Any Contingent distributions from investments subject to repurchase rights will be withheld by the Company and will be distributed to the recipient thereof (together with interest thereon at rates determined by the Managing Member from time to time) as the recipient’s rights to such distributions become Non-Contingent (by virtue of the expiration of the applicable Repurchase Period or otherwise). The Managing Member may elect in an individual case to have the Company distribute any Contingent distribution to the applicable recipient thereof irrespective of whether the applicable Repurchase Period has lapsed. If a Member withdraws from the Company for any reason other than his death, Total Disability or Incompetence, the undistributed share of such Member’s Interest that remains Contingent as of the applicable Withdrawal Date shall be repurchased by the Company at a purchase price determined at such time by the Managing Member. Unless determined otherwise by the Managing Member, the repurchased portion thereof will be allocated among the remaining Members in proportion to their respective Profit Sharing Percentages with respect thereto.

Section 5.8 Business Expenses. The Company shall reimburse the Members for reasonable travel, entertainment and miscellaneous expenses incurred by them in the conduct of the Company’s business in accordance with rules and regulations established by the Managing Member from time to time.

ARTICLE VI

ADDITIONAL MEMBERS; WITHDRAWAL OF MEMBERS;

SATISFACTION AND DISCHARGE OF

COMPANY INTERESTS; TERMINATION

Section 6.1 Additional Members. (a) Effective on the first day of any month (or on such other date as shall be determined by the Managing Member in its sole discretion), the Managing Member shall have the right to admit one or more additional persons into the Company as Regular Members or Special Members. The Managing Member shall determine and negotiate with each additional Member all terms of such additional Member’s participation in the Company, including such additional Member’s initial capital contribution, Profit Sharing Percentage and base salary. Each additional Member shall have such voting rights as may be determined by the Managing Member unless, upon the admission to the Company of any Special Member, the Managing Member shall designate that such Special Member shall not have such voting rights (any such Special Member being called a “Nonvoting Special Member”).

(b) Any Profit Sharing Percentages to be allocated to an additional Member as of the date such Member is admitted to the Company, together with any pro rata reduction in all other Members’ Profit Sharing Percentages as of such date, shall be established by the Managing Member pursuant to Section 5.3.

(c) Each additional Member may be required to contribute to the Company his pro rata share of the Company’s total capital, at such times and in such amounts as shall be determined by the Managing Member in accordance with Section 4.1.

(d) The admission of an additional Member will be evidenced by (i) the execution of a counterpart copy of this Agreement by such additional Member or (ii) the execution of an amendment to this Agreement by all the Members (including the additional Member), as determined by the Managing Member.

Section 6.2 Withdrawal of Members. (a) Any Member (other than the Managing Member) (i) may voluntarily Withdraw from the Company, in whole or in part, at any time upon at least sixty (60) days’ prior written notice to the Company, (ii) may be removed from the Company at any time by the Managing Member for any reason or no reason, (iii) shall be deemed to have withdrawn from the Company upon such Member’s death, Total Disability or Incompetence, or (iv) shall automatically be removed from the Company to the extent Cause exists with respect thereto; provided, that a Member may not voluntarily Withdraw without the consent of the Managing Member if such Withdrawal would (i) cause the Company to be in default under any of its contractual obligations or (ii) in the reasonable judgment of the Managing Member, have a material adverse effect on the Company or its business; provided further, that to the extent a Withdrawal relates to a Capital Account relating to an investment of capital in the Funds, such Withdrawal may only be made to the extent permitted by the applicable Fund Agreements.

(b) Upon the Withdrawal of any Member, including by the occurrence of any Withdrawal event under the LLC Act with respect to any Member, such Member shall thereupon cease to be a Member.

(c) As of the effective date of a Member’s Withdrawal, such Member shall execute a release in favor of the Company and its Members, releasing the Company and its Members from all liabilities to the withdrawing Member in such form as determined by the Managing Member.

(d) If the Managing Member determines that it shall be in the best interests of the Company for any Member (including any Member who has given notice of voluntary Withdrawal pursuant to paragraph (a) above) to Withdraw from the Company (whether or not Cause exists) with respect to such Member’s Interest, such Member, upon written notice by the Managing Member to such Member, shall be required to Withdraw with respect to such Member’s Interest, as determined by the Managing Member, as of a date specified in such notice, which date shall be on or after the date of such notice. If the Managing Member requires any Member to Withdraw for Cause with respect to such Member’s Interest, such notice shall state that it has been given for Cause and shall describe the particulars thereof in reasonable detail.

(e) Upon the Total Disability of a Regular Member, such Member shall thereupon cease to be a Regular Member with respect to such Member’s Interest; provided, that the Managing Member may elect to admit such Withdrawn Member to the Company as a Nonvoting Special Member with respect to such Member’s Interest, with such Interest as the Managing Member may determine. The determination of whether any Member has suffered a Total Disability shall be made by the Managing Member in its sole discretion after consultation with a qualified medical doctor. In the absence of agreement between the Managing Member and such Member, each party shall nominate a qualified medical doctor and the two doctors shall select a third doctor, who shall make the determination as to Total Disability.

(f) The withdrawal from the Company of any Member shall not, in and of itself, affect the obligations of the other Members to continue the Company during the remainder of its term.

Section 6.3 Company Interests Not Transferable. No Member may sell, assign, pledge or otherwise transfer or encumber all or any portion of such Member’s Interest other than as permitted by written agreement between such Member and the Company; provided, that this Section 6.3 shall not impair transfers by operation of law, transfers by will or by other testamentary instrument occurring by virtue of the death or dissolution of a Member, or transfers required by trust agreements; provided further, that a Regular Member may transfer, for estate planning purposes, up to 25% of his Profit Sharing Percentage to any estate planning trust, limited partnership, or limited liability company with respect to which a Regular Member controls investments related to any interest in the Company held therein (an “Estate Planning Vehicle”). Each Estate Planning Vehicle will be a Nonvoting Special

Member. Such Regular Member and the Nonvoting Special Member shall be jointly and severally liable for all obligations of both such Regular Member and such Nonvoting Special Member with respect to the Company, as the case may be. The Managing Member may at its sole option exercisable at any time require any Estate Planning Vehicle to withdraw from the Company on the terms of this Article VI. Except as provided in the second proviso to the first sentence of this Section 6.3, no assignee, legatee, distributee, heir or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of any Member’s Interest shall have any right to be a Member without the prior written consent of the Managing Member (which consent may be withheld without giving reason therefor). Notwithstanding the granting of a security interest in the entire Interest of any Member, such Member shall continue to be a Member of the Company.

Section 6.4 Consequences upon Withdrawal of a Member.

(a) The Withdrawal of a Regular Member shall not dissolve the Company if at the time of such Withdrawal there are one or more remaining Regular Members and any one or more of such remaining Regular Members continue the business of the Company (any and all such remaining Regular Members being hereby authorized to continue the business of the Company without dissolution and hereby agreeing to do so). Notwithstanding Section 6.4(b), if upon the Withdrawal of a Regular Member there shall be no remaining Regular Member, the Company shall be dissolved and shall be wound up unless, within 90 days after the occurrence of such Withdrawal, all remaining Special Members agree in writing to continue the business of the Company and to the appointment, effective as of the date of such Withdrawal, of one or more Regular Members.

(b) The Company shall not be dissolved, in and of itself, by the Withdrawal of any Member, but shall continue with the surviving or remaining Members as members thereof in accordance with and subject to the terms and provisions of this Agreement.

Section 6.5 Satisfaction and Discharge of a Withdrawn Member’s Interest. (a) The terms of this Section 6.5 shall apply to the Interest of a Withdrawn Member. The term “Settlement Date” shall mean the date as of which a Withdrawn Member’s Interest in the Company is settled as determined under paragraph (b) below.

(b) Except where a later date for the settlement of a Withdrawn Member’s Interest in the Company may be agreed to by the Managing Member and a Withdrawn Member, a Withdrawn Member’s Settlement Date shall be his Withdrawal Date; provided, that if a Withdrawn Member’s Withdrawal Date or Settlement Date is not the last day of a month, then the Managing Member may elect in its discretion for the Withdrawal Date or the Settlement Date to be the last day of the month following the Withdrawal Date or Settlement Date as the case may be. During the interval, if any, between a Withdrawn Member’s Withdrawal Date and Settlement Date, such Withdrawn Member shall have the same rights and obligations with respect to capital contributions, interest on capital, allocations of Net Income (Loss) and distributions as would have applied had such Withdrawn Member remained a Member of the Company during such period.

(c) In the event of the Withdrawal of a Member, the Managing Member shall promptly after such Withdrawn Member’s Settlement Date (i) determine and allocate to the Withdrawn Member’s Capital Account such Withdrawn Member’s allocable share of the Net Income (Loss) of the Company for the period ending on such Settlement Date in accordance with Article V and (ii) credit the Withdrawn Member’s Capital Account with interest in accordance with Section 5.2. In making the foregoing calculations, the Managing Member shall be entitled to establish such reserves (including reserves, taxes, bad debts, unrealized losses, actual or threatened litigation or any other expenses, contingencies or obligations) as it deems appropriate. Except as provided in Section 6.5(c) and unless otherwise determined by the Managing Member in a particular case, a Withdrawn Member shall not be entitled to receive any amounts or Unallocated Percentage in respect of the accounting period during which such Member Withdraws from the Company (whether or not previously awarded or allocated) or any amounts or Unallocated Percentage in respect of prior accounting periods that have not been paid or allocated (whether or not previously awarded) as of such Withdrawn Member’s Withdrawal Date.

(d) From and after the Settlement Date of a Withdrawn Member, such Member’s Profit Sharing Percentage in respect of the various categories of Net Income (Loss) of the Company (other than the category of Net Income (Loss) relating to Special Investments as provided in Section 6.5(f)) shall be reduced to zero (or in the case of a partial Withdrawal, shall be reduced pro rata based on the Profit Sharing Percentage represented by the withdrawn Interest as related to the aggregate Profit Sharing Percentage of the relevant Member), and (i) the Profit Sharing Percentage of all of the remaining Members shall be adjusted pro rata to their respective Profit Sharing Percentages at such time or (ii) such Profit Sharing Percentages shall become Unallocated Percentages, in each case, as determined by the Managing Member in its sole discretion.

(e) (i) Upon the Withdrawal from the Company of a Member, such Withdrawn Member thereafter shall not, except as expressly provided in this Section 6.5, have any rights of a Member (including voting rights), and, except as expressly provided in this Section 6.5, such Withdrawn Member shall not have any interest in any category of the Company’s Net Income (Loss) (including, without limitation, Fund Net Income (Loss), Other Net Income (Loss) or the Incentive Allocation) or in distributions, investments or other assets related to such Member’s Interest. If a Member Withdraws from the Company for any reason other than for Cause, then the Withdrawn Member shall be entitled to receive, at the time or times specified in Section 6.5(h) below, in satisfaction and discharge in full of the Withdrawn Member’s Interest in the Company, (x) payment equal to the aggregate positive balance, if any, as of the Settlement Date of the Withdrawn Member’s Capital Account (or portion thereof, as applicable), (excluding any Capital Account or portion thereof attributable to any Special Investments) and (y) the Withdrawn Member’s Profit Sharing Percentage in respect of the category of Net Income (Loss) of the Company established by the Managing Member relating to Special Investments in which the Withdrawn Member has an interest as of the Settlement Date as provided in paragraph (f) below (which shall be settled in accordance with paragraph (f) below), subject to all the terms and conditions of paragraphs (a)-(p) of this Section 6.5. If the amount determined pursuant to clause (x) above is an aggregate negative balance, the Withdrawn Member shall pay the amount thereof to the Company upon demand by the Managing Member on or after the date of the statement referred to in Section 6.5(h) below; provided, that if the Withdrawn Member was solely a Special Member on his Withdrawal Date, such payment shall be required only to the extent of any amounts payable to such Withdrawn Member pursuant to this Section 6.5. Any aggregate negative balance in the Capital Accounts of a Withdrawn Member who was solely a Special Member, upon the settlement of such Withdrawn Member’s Interest in the Company pursuant to this Section 6.5, shall be allocated among the other Members’ Capital Accounts in accordance with their respective Profit Sharing Percentages in the categories of Net Income (Loss) giving rise to such negative balance as determined by the Managing Member as of such Withdrawn Member’s Settlement Date. In the settlement of any Withdrawn Member’s Interest in the Company, no value shall be ascribed to goodwill, the Company name or in anticipation of any value the Company or any successor thereto might have in the event the Company or any interest therein were to be sold in whole or in part.

(ii) Notwithstanding clause (i) of this Section 6.5(e), in the case of a Member whose Withdrawal with respect to such Member’s Interest resulted from such Member’s death or Incompetence, such Member’s estate or legal representative, as the case may be, may elect, at the time described below, to receive a Nonvoting Special Member Interest and retain such Member’s Profit Sharing Percentage in the category of Net Income (Loss) established by the Managing Member relating to

Special Investments of the Company in lieu of a cash payment (or promissory note) in settlement of that portion of the Withdrawn Member’s Interest. The election referred to above shall be made within 60 days after the Withdrawn Member’s Settlement Date, based on a statement of the settlement of such Withdrawn Member’s Interest in the Company pursuant to this Section 6.5.

(f) With respect to any Withdrawn Member’s Profit Sharing Percentage relating to the category of Net Income (Loss) established by the Managing Member for Special Investments, at the discretion of the Managing Member, such Withdrawn Member may retain such Profit Sharing Percentage and its Capital Account or portion thereof attributable to such Special Investments, in which case such Withdrawn Member (a “Retaining Withdrawn Member”) shall become a Nonvoting Special Member. The Member Interest of a Retaining Withdrawn Member pursuant to this paragraph (f) shall be subject to the terms and conditions applicable to Member Interests of any kind hereunder and such other terms and conditions as are established by the Managing Member. At the option of the Managing Member in its sole discretion, the Managing Member and the Retaining Withdrawn Member may agree to have the Company acquire such Interest without the approval of the other Members; provided, that the Managing Member shall reflect in the books and records of the Company the terms of any acquisition pursuant to this sentence.

(g) The Managing Member may elect, in lieu of payment in cash of any amount payable to a Withdrawn Member pursuant to paragraph (e) above, to have the Company issue the Withdrawn Member a subordinated promissory note and/or to distribute in-kind to the Withdrawn Member such Withdrawn Member’s pro rata share (as determined by the Managing Member) of any securities or other investments of the Company in relation to such Member’s Interest. If any such distributions in-kind are made to a Withdrawn Member in respect of its Interest under this paragraph (g), the amount described in clause (x) of paragraph (e)(i) shall be reduced by the value of such distribution as valued on the latest balance sheet of the Company in accordance with generally accepted accounting principles or, if not appearing on such balance sheet, as reasonably determined by the Managing Member.

(h) Within 120 days after the Settlement Date, the Managing Member shall submit to the Withdrawn Member a statement of the settlement of such Withdrawn Member’s Interest in the Company pursuant to this Section 6.5 together with any cash payment, subordinated promissory note and in kind distributions to be made to such Member as shall be determined by the Managing Member. The Managing Member shall submit to the Withdrawn Member supplemental statements with respect to additional amounts payable to or by the Withdrawn Member in respect of the settlement of his Interest in the Company (e.g., payments in respect of Special Investments pursuant to paragraph (f) above or adjustments to reserves pursuant to paragraph (i) below) promptly after such amounts are determined by the Managing Member. To the fullest extent permitted by law, such statements and the valuations on which they are based shall be accepted by the Withdrawn Member without examination of the accounting books and records of the Company or other inquiry. Any amounts payable by the Company to a Withdrawn Member pursuant to this Section 6.5 shall be subordinate in right of payment and subject to the prior payment or provision for payment in full of claims of all present or future creditors of the Company or any successor thereto arising out of matters occurring prior to the applicable date of payment or distribution; provided that such Withdrawn Member shall otherwise rank pari passu in right of payment (x) with all persons who become Withdrawn Members and whose Withdrawal Date is within one year before the Withdrawal Date of the Withdrawn Member in question and (y) with all persons who become Withdrawn Members and whose Withdrawal Date is within one year after the Withdrawal Date of the Withdrawn Member in question.

(i) If the aggregate reserves established by the Managing Member as of the Settlement Date in making the foregoing calculations should prove, in the determination of the Managing Member, to be excessive or inadequate, the Managing Member may elect, but shall not be obligated, to pay the Withdrawn Member or his estate such excess, or to charge the Withdrawn Member or his estate such deficiency, as the case may be.

(j) Any amounts owed by the Withdrawn Member to the Company or any of its Affiliates at any time on or after the Settlement Date (e.g., outstanding Company loans or advances to such Withdrawn Member) shall be offset against any amounts payable or distributable by the Company to the Withdrawn Member at any time on or after the Settlement Date or shall be paid by the Withdrawn Member to the Company, in each case as determined by the Managing Member. All cash amounts payable by a Withdrawn Member to the Company under this Section 6.5 shall bear interest from the due date to the date of payment at a floating rate equal to the lesser of (x) the rate of interest publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate or (y) the maximum rate of interest permitted by applicable law. The “due date” of amounts payable by a Withdrawn Member pursuant to Section 6.5(i) above shall be 120 days after a Withdrawn Member’s Settlement Date. The “due date” of amounts payable to or by a Withdrawn Member in respect of Special Investments for which the Withdrawn Member has retained a percentage interest in accordance with paragraph (f) above shall be 120 days after realization with respect to such Special Investment. The “due date” of any other amounts payable by a Withdrawn Member shall be 60 days after the date such amounts are determined to be payable.

(k) At the time of the settlement of any Withdrawn Member’s Interest in the Company pursuant to this Section 6.5, the Managing Member may, to the fullest extent permitted by applicable law, impose any restrictions it deems appropriate on the assignment, pledge, encumbrance or other transfer by such Withdrawn Member of any Interest retained by such Withdrawn Member, any securities or other investments distributed in-kind to such Withdrawn Member or such Withdrawn Member’s right to any payment from the Company.

(l) If a Member is required to Withdraw from the Company with respect to such Member’s Interest for Cause, then his Member Interest shall be settled in accordance with paragraphs (a)-(p) of this Section 6.5; provided, however, that the Managing Member may elect (but shall not be required) to apply any or all the following terms and conditions to such settlement:

(i) In settling the Withdrawn Member’s Interest in the Company as of the applicable Settlement Date, the Managing Member may elect to (A) determine the unrealized Net Income (Loss) attributable to each Special Investment in which such Member has an interest as of the Settlement Date and allocate to the appropriate Capital Account of the Withdrawn Member its allocable share of such unrealized Net Income (Loss) for purposes of calculating the aggregate balance of such Withdrawn Member’s Capital Account pursuant to clause (x) of paragraph (e)(i) above, (B) credit or debit, as applicable, the Withdrawn Member with the balance of his Capital Account or portion thereof attributable to each such Special Investment as of his Settlement Date without giving effect to the unrealized Net Income (Loss) from such Special Investment as of its Settlement Date, which shall be forfeited by the Withdrawn Member or (C) apply the provisions of paragraph (f) above, provided, that the maximum amount of Net Income (Loss) allocable to such Withdrawn Member with respect to any Special Investment shall equal such Member’s percentage interest of the unrealized Net Income, if any, attributable to such Special Investment as of the Settlement Date (the balance of such Net Income (Loss), if any, shall be allocated as determined by the Managing Member). The Withdrawn Member shall not have any continuing interest in any Special Investment to the extent an election is made pursuant to (A) or (B) above.

(ii) Any amounts payable by the Company to the Withdrawn Member pursuant to this Section 6.5 shall be subordinate in right of payment and subject to the prior payment in full of claims of all present or future creditors of the Company or any successor thereto arising out of matters occurring prior to or on or after the applicable date of payment or distribution.

(m) The payments to a Withdrawn Member pursuant to this Section 6.5 may be conditioned on the compliance by such Withdrawn Member with any lawful and reasonable (under the circumstances) restrictions against engaging or investing in a business competitive with that of the Company or any of its subsidiaries and Affiliates for a period not exceeding two years determined by the Managing Member. Upon written notice to the Managing Member, any Withdrawn Member who is subject to noncompetition restrictions established by the Managing Member pursuant to this paragraph (m) may elect to forfeit the principal amount payable in the final installment of his subordinated promissory note, together with interest to be accrued on such installment after the date of forfeiture, in lieu of being bound by such restrictions; provided that if the principal amount of such final installment would exceed $10 million, such Withdrawn Member shall be required to forfeit only $10 million thereof and shall still be entitled to receive any remaining balance of such final installment as and when due.

(n) In addition to the foregoing, the Managing Member shall have the right to pay a Withdrawn Member a discretionary additional payment in an amount and based upon such circumstances and conditions as it determines to be relevant. The provisions of this Section 6.5 shall apply to any Member relating to a Member and to any transferee of any interest of such Member pursuant to Section 6.3 if such Member Withdraws from the Company.

(o) (i) The Company will assist a Withdrawn Member or its estate or guardian, as the case may be, in the settlement of the Withdrawn Member’s Interest in the Company. Third party costs incurred by the Company in providing this assistance will be borne by the Withdrawn Member or its estate.

(ii) The Company may reasonably determine in good faith to retain outside professionals to provide the assistance to Withdrawn Members or their estates or guardians, as referred to above. In such instances, the Company will obtain the prior approval of a Withdrawn Member or his estate or guardian, as the case may be, prior to engaging such professionals. If the Withdrawn Member (or his estate or guardian) declines to incur such costs, the Company will provide such reasonable assistance as and when it can so as not to interfere with the Company’s day-to-day operating, financial, tax and other related responsibilities to the Company and the Members.

(p) Each Member hereby irrevocably appoints the Managing Member as such Member’s true and lawful agent, representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, to make, execute, sign and file, on behalf of such Member, any and all agreements, instruments, consents, ratifications, documents and certificates which the Managing Member deems necessary or advisable in connection with any transaction or matter contemplated by or provided for in this Section 6.5, including, without limitation, the performance of any obligation of such Member or the Company or the exercise of any right of such Member or the Company. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the Withdrawal from the Company of any Member for any reason and shall not be affected by the death, disability or incapacity of such Member.

Section 6.6 Dissolution of the Company. The Managing Member may dissolve the Company prior to the expiration of its term at any time on not less than 60 days’ notice of the dissolution date given to the other Members. Upon the dissolution of the Company, and following the payment of creditors of the Company and the making of provisions for the payment of any contingent, conditional or unmatured claims known to the Company as required under the LLC Act, the Members’ respective interests in the Company shall be valued and settled in accordance with the procedures set forth in

Sections 5.7 and 6.5 which provide for allocations to the Capital Accounts of the Members and distributions in accordance with the Capital Account balances of the Members. The Managing Member shall be the liquidator. In the event that the Managing Member is unable to serve as liquidator, a liquidating trustee shall be chosen by affirmative vote of a Majority in Interest of the Members voting at a meeting of Members (excluding Nonvoting Special Members).

Section 6.7 Certain Tax Matters. (a) All items of income, gain, loss, deduction and credit of the Company shall be allocated among the Members for federal, state and local income tax purposes in the same manner as such items of income, gain, loss, deduction and credit shall be allocated among the Members pursuant to this Agreement, except as may otherwise be provided herein or by the Code or other applicable law. To the extent Regulations promulgated pursuant to Subchapter K of the Code (including under Sections 704(b) and (c) of the Code) or other applicable law require allocations for tax purposes that differ from the foregoing allocations, the Managing Member may determine the manner in which such tax allocations shall be made so as to comply more fully with such Regulations or other applicable law and, at the same time, preserve the economic relationships among the Members as set forth in this Agreement. In the event there is a net decrease in partnership minimum gain or partner nonrecourse debt minimum gain (determined in accordance with the principles of Regulation Sections 1.704-2(d) and 1.704-2(i)) during any taxable year of the Company, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to its respective share of such net decrease during such year, determined pursuant to Regulations Sections 1.704-2(g) and 1.704-2(i) (5). The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f). In addition, this Agreement shall be considered to contain a “qualified income offset” as provided in Regulations Section 1.704-1(b)(2)(ii)(d).

(b) Notwithstanding Section 6.7(a), if the Company realizes capital gains (including short-term capital gains) for federal income tax purposes (“gains”) for any fiscal year during or as of the end of which one or more Positive Basis Members (as hereinafter defined) Withdraw from the Company pursuant to this Article VI, the Managing Member may elect to allocate such gains as follows: (i) to allocate such gains among such Positive Basis Members, pro rata in proportion to the respective Positive Basis (as hereinafter defined) of each such Positive Basis Member, until either the full amount of such gains shall have been so allocated or the Positive Basis of each such Positive Basis Member shall have been eliminated and (ii) to allocate any gains not so allocated to Positive Basis Members to the other Members in such manner as shall equitably reflect the amounts allocated to such Members’ Capital Accounts pursuant to this Agreement.

As used herein, (i) the term “Positive Basis” shall mean, with respect to any Member and as of any time of calculation, the amount by which its aggregate Capital Account balance (determined in accordance with Section 5.2) as of such time exceeds its “adjusted tax basis,” for Federal income tax purposes, in its interest in the Company as of such time (determined without regard to any adjustments made to such “adjusted tax basis” by reason of any transfer or assignment of such interest, including by reason of death, and without regard to such Member’s share of the liabilities of the Company under Section 752 of the Code), and (ii) the term “Positive Basis Member” shall mean any Member who Withdraws from the Company and who has Positive Basis as of the effective date of its Withdrawal, but such Member shall cease to be a Positive Basis Member at such time as it shall have received allocations pursuant to clause (i) of the first paragraph of this Section 6.7(b) equal to its Positive Basis as of the effective date of its Withdrawal.

(c) The Managing Member shall cause to be prepared all federal, state and local tax returns of the Company for each year for which such returns are required to be filed and, after approval of such returns by the Managing Member, shall cause such returns to be timely filed. The Managing Member shall determine the appropriate treatment of each item of income, gain, loss, deduction and credit of the Company and the accounting methods and conventions under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of any such item or any other method or procedure related to the preparation of such tax returns. The Managing Member may cause the Company to make or refrain from making any and all elections permitted by such tax laws. Each Member agrees that he shall not, unless he provides prior notice of such action to the Company, (i) treat, on his individual income tax returns, any item of income, gain, loss, deduction or credit relating to his interest in the Company in a manner inconsistent with the treatment of such item by the Company as reflected on the Form K-l or other information statement furnished by the Company to such Member for use in preparing his income tax returns or (ii) file any claim for refund relating to any such item based on, or which would result in, such inconsistent treatment. In respect of an income tax audit of any tax return of the Company, the filing of any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company, or any administrative or judicial proceedings arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim, (A) the Tax Matters Member (as defined below) shall be authorized to act for, and his decision shall be final and binding upon, the Company and all Members except to the extent a Member shall properly elect to be excluded from such proceeding pursuant to the Code, (B) all expenses incurred by the Tax Matters Member in connection therewith (including, without limitation, attorneys’, accountants’ and other experts’ fees and disbursements) shall be expenses of the Company and (C) no Member shall have the right to (1) participate in the audit of any Company tax return, (2) file any amended return or claim for refund in connection with any item of income, gain, loss, deduction or credit reflected on any tax return of the Company (unless he provides prior notice of such action to the Company as provided above), (3) participate in any administrative or judicial proceedings conducted by the Company or the Tax Matters Member arising out of or in connection with any such audit, amended return, claim for refund or denial of such claim or (4) appeal, challenge or otherwise protest any adverse findings in any such audit conducted by the Company or the Tax Matters Member or with respect to any such amended return or claim for refund filed by the Company or the Tax Matters Member or in any such administrative or judicial proceedings conducted by the Company or the Tax Matters Member. The Company and each Member hereby designate any Member selected by the Managing Member as the “tax matters partner” for purposes of Section 6231(a) (7) of the Code (the “Tax Matters Member”). To the fullest extent permitted by applicable law, each Member agrees to indemnify and hold harmless the Company and all other Members from and against any and all liabilities, obligations, damages, deficiencies and expenses resulting from any breach or violation by such Member of the provisions of this Section 6.7 and from all actions, suits, proceedings, demands, assessments, judgments, costs and expenses, including reasonable attorneys’ fees and disbursements, incident to any such breach or violation. Each person (for purposes of this Section 6.7(c), called a “Pass-Thru Member”) that holds or controls an interest as a Member on behalf of, or for the benefit of, another person or persons, or which Pass-Thru Member is beneficially owned (directly or indirectly) by another person or persons, shall, within 30 days following receipt from the Tax Matters Member of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests in the Company holding such interests through such Pass-Thru Member.

(d) Each individual Member shall provide to the Company copies of each federal, state and local income tax return of such Member (including any amendment thereof) within 30 days after filing such return.

Section 6.8 Special Basis Adjustments. In connection with a distribution of Company property to a Member or any assignment or transfer of a Company interest permitted by the terms of this Agreement, the Managing Member may cause the Company, on behalf of the Members and at the time and in the manner provided in Code Section 754 and Regulation Section 1.754-1(b), to make an election to adjust the basis of the Company’s property in the manner provided in Sections 734(b) and 743(b) of the Code.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Submission to Jurisdiction; Waiver of Jury Trial. (a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the dispute fail to agree on the selection of an arbitrator within thirty (30) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Managing Member may bring, or may cause the Company to bring, on behalf of the Managing Member or the Company or on behalf of one or more Members, an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 7.1 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Managing Member as such Member’s agent for service of process in connection with any such action or proceeding and agrees that service of process upon any such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon the Member in any such action or proceeding.

(c) (i) EACH MEMBER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.1, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the forum(s) designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another.

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in paragraph (c)(i) of this Section 7.1 and such parties agree not to plead or claim the same.

(d) Notwithstanding any provision of this Agreement to the contrary, this Section 7.1 shall be construed to the maximum extent possible to comply with the laws of the State of Delaware, including the Delaware Uniform Arbitration Act (10 Del. C. § 5701 et seq.) (the “Delaware Arbitration Act”). If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Section 7.1, including any rules of the International Chamber of Commerce, shall be invalid or unenforceable under the Delaware Arbitration Act, or other applicable law, such invalidity shall not invalidate all of this Section 7.1. In that case, this Section 7.1 shall be construed so as to limit any term or provision so as to make it valid or enforceable within the requirements of the Delaware Arbitration Act or other applicable law, and, in the event such term or provision cannot be so limited, this Section 7.1 shall be construed to omit such invalid or unenforceable provision.

Section 7.2 Ownership and Use of the Blackstone Name. The Company acknowledges that Blackstone TM L.L.C. (“TM”), a Delaware limited liability company with a principal place of business at 345 Park Avenue, New York, New York 10154, (or its successors or assigns) is the sole and exclusive owner of the mark and name BLACKSTONE and that the ownership of, and the right to use, sell or otherwise dispose of, the firm name or any abbreviation or modification thereof which consists of or includes BLACKSTONE, shall belong exclusively to TM. The Company shall not be permitted to use the BLACKSTONE name and service mark without the prior written consent of TM. To the extent the Company is permitted to use the BLACKSTONE name and service mark, all services rendered by the Company under the BLACKSTONE mark and name will be rendered in a manner and with quality levels that are consistent with the high reputation heretofore developed for the BLACKSTONE mark by TM and its Affiliates and licensees. The Company understands that, to the extent TM hereinafter permits the Company to use the BLACKSTONE name and service mark, TM may thereafter terminate the Company’s right to use BLACKSTONE at any time in TM’s sole discretion by giving the Company written notice of termination. Promptly following any such termination, the Company will take all steps necessary to change its partnership name to one which does not include BLACKSTONE or any confusingly similar term and cease all use of BLACKSTONE or any term confusingly similar thereto as a service mark or otherwise.

Section 7.3 Written Consent. Any action required or permitted to be taken by a vote of Members at a meeting may be taken without a meeting if a Majority in Interest of the Members consent thereto in writing.

Section 7.4 Admission Letters; Schedules. The Managing Member may, or may cause the Company to, enter into separate letter agreements (“Admission Letters”) with certain Members with respect to capital contributions, Profit Sharing Percentages, benefits or any other matter, in each case, on terms and conditions not inconsistent with this Agreement. The Managing Member may from time to time execute and deliver to the Members schedules which set forth the then current Capital Account balances and Profit Sharing Percentages of the Members and any other matters deemed appropriate by the Managing Member. Such schedules shall be for information purposes only and shall not be deemed to be part of this Agreement for any purpose whatsoever.

Section 7.5 Governing Law; Separability of Provisions. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws. In particular, the Company has been formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided. If any provision of this Agreement shall be held to be invalid, such provision shall be given its meaning to the maximum extent permitted by law and the remainder of this Agreement shall not be affected thereby.

Section 7.6 Successors and Assigns. This Agreement shall be binding upon and shall, subject to the penultimate sentence of Section 6.3, inure to the benefit of the parties hereto, their respective heirs and personal representatives, and provided that no person claiming by, through or under a Member (whether such Member’s heir, personal representative or otherwise), as distinct from such Member itself, shall have any rights as, or in respect to, a Member (including the right to approve or vote on any matter or to notice thereof) except the right to receive only those distributions expressly payable to such person pursuant to Article VI. Any Member or Withdrawn Member shall remain liable for the obligations under this Agreement of any transferee of all or any portion of such Member’s or Withdrawn Member’s interest in the Company, unless waived by the Managing Member. Nothing in this Agreement is intended, nor shall anything herein be construed, to confer any rights, legal or equitable, in any person other than the Members and their respective legal representatives, heirs, successors and permitted assigns.

Section 7.7 Confidentiality; Restrictive Covenants. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company, to maintain the confidentiality of, and not to disclose to any person other than the Company, another Member or a person designated by the Company, any information relating to the business, financial structure, financial position or financial results, clients or affairs of the Company that shall not be generally known to the public or the securities industry, except as otherwise required by law or by any regulatory or self-regulatory organization having jurisdiction; provided, that any corporate Member may disclose any such information it is required by law, rule, regulation or custom to disclose. In addition, each Member shall be subject to the restrictive covenants and other obligations set forth in such Member’s Admission Letter.

Section 7.8 Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing (including telecopy, email or similar writing) and shall be given by hand delivery (including any courier service) or telecopy or email to any Member at its address, telecopy number or email address shown in the Company’s books and records or, if given to the Managing Member or the Company, at the address of the Company provided herein or at the telecopy number or email address of the Company furnished to any Member upon written request of such Member. Each such notice shall be effective (i) if given by telecopy or email, upon dispatch, and (ii) if given by hand delivery, when delivered to the address of such Member, the Managing Member or the Company specified as aforesaid.

Section 7.9 Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument.

Section 7.10 Power of Attorney. Each Member (other than the Managing Member) hereby irrevocably appoints the Managing Member as such Member’s true and lawful agent, representative and attorney-in-fact, each acting alone, in such Member’s name, place and stead, to make, execute, sign and file, on behalf of such Member, any and all agreements, instruments, documents and certificates which the Managing Member deems necessary or advisable in connection with any transaction or matter contemplated by or provided for in this Agreement, including without limitation, the performance of any obligation of such Member or the Company or the exercise of any right of such Member or the Company or an amendment to this Agreement. Such power of attorney is coupled with an interest and shall survive and continue in full force and effect notwithstanding the Withdrawal from the Company of any Member for any reason and shall not be affected by the death, Total Disability or Incompetence of such Member.

Section 7.11 Member’s Will. Each Member and Withdrawn Member shall include in his or her will a provision that addresses certain matters in respect of his or her obligations relating to the Company that is satisfactory to the Managing Member and each such Member and Withdrawn Member shall confirm annually to the Company, in writing, that such provision remains in his current will. Where applicable, any estate planning trust of such Member or Withdrawn Member to which a portion of such Member’s or Withdrawn Member’s Interest is transferred shall include a provision substantially similar to such provision and the trustee of such trust shall confirm annually to the Company, in writing, that such provision or its substantial equivalent remains in such trust. In the event any Member or Withdrawn Member fails to comply with the provisions of this Section 7.11 after the Company has notified such Member or Withdrawn Member of his failure to so comply and such failure to so comply is not cured within 30 days of such notice, the Company may withhold any and all distributions to such Member until the time at which such party complies with the requirements of this Section 7.11.

Section 7.12 Cumulative Remedies. Rights and remedies under this Agreement are cumulative and do not preclude use of other rights and remedies available under applicable law.

Section 7.13 Legal Fees. Except as more specifically provided herein, in the event of a legal dispute (including litigation, arbitration or mediation) between any Member or Withdrawn Member and the Company, arising in connection with any provision of this Agreement, the “losing” party to such dispute shall promptly reimburse the “victorious party” for all reasonable legal fees and expenses incurred in connection with such dispute (such determination to be made by the relevant adjudicator). Any amounts due under this Section 7.13 shall be paid within 30 days of the date upon which such amounts are due to be paid.

Section 7.14 Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. Subject to Section 7.4, this Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first above written. In the event that it is impracticable to obtain the signature of any of the Members to this Agreement, this Agreement shall be binding among the other Members executing the same.

MANAGING MEMBER:

BLACKSTONE HOLDINGS III L.P.

By:	Blackstone Holdings III GP L.P., its General Partner

By:	Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Name: Robert L. Friedman
Title: Chief Legal Officer and Secretary

MEMBERS:

All Members now and hereafter admitted pursuant to powers of attorney now and hereafter granted to Blackstone Holdings III L.P.

By:	BLACKSTONE HOLDINGS III L.P., as Attorney-in-Fact

By:	Blackstone Holdings III GP L.P., its General Partner

By:	Blackstone Holdings III GP Management L.L.C., its General Partner

By:	/s/ Robert L. Friedman
Name: Robert L. Friedman
Title: Chief Legal Officer and Secretary